Exhibit 4.1

AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN

This Amendment No. 1 to the Tax Benefits Preservation Plan (this “Amendment”) is made and entered into as of January 27, 2025, by and between Regis Corporation, a Minnesota corporation (the “Company”), and Equiniti Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”), and amends that certain Tax Benefits Preservation Plan, dated as of January 29, 2024 (the “Plan”), by and between the Company and the Rights Agent. All capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Board of Directors has determined it advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Plan;

WHEREAS, no Person has become an Acquiring Person;

WHEREAS, subject to certain limited exceptions, Section 26 of the Plan provides that the Company (at the direction of the Board of Directors) may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Plan without the approval of any holders of the Rights;

WHEREAS, this Amendment is permitted by Section 26 of the Plan and the Company desires to amend the Plan as set forth below; and

WHEREAS, pursuant to Section 26 of the Plan, the Company hereby directs that the Plan shall be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

Section 1. Amendments to Section 7. Section 7 of the Plan is hereby amended as follows:

Clause 7(a)(i) shall be repealed and replaced with the following:

(i) the close of business on January 29, 2028 (or such later date as may be established by the Board of Directors prior to the Expiration Date as long as the extension is submitted to the shareholders of the Company for ratification at the next annual or special meeting of shareholders succeeding such extension),

Section 2. Amendments to Exhibits.

The reference to the date of “January 29, 2025” in the “Expiration & Renewal” section in Exhibit C (Summary of Rights to Purchase Series A Junior Participating Preferred Stock) to the Plan shall hereby be changed to “January 29, 2028.”

Section 3. Effect of this Amendment. It is the intent of the parties hereto that this Amendment constitutes an amendment of the Plan as contemplated by Section 26 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Plan shall remain in full force and effect.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 7. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

REGIS CORPORATION

By:	/s/ Kersten Zupfer
Name: Kersten Zupfer
Title: Executive Vice President and Chief Financial Officer

EQUINITI TRUST COMPANY, LLC

By:	/s/ Erik Amundson
Name: Erik Amundson
Title: AVP

Amendment No. 1 to Tax Benefits Preservation Plan